UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2020

Iterum Therapeutics plc
(Exact name of registrant as specified in its charter)
Ireland	001-38503	98-1283148
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

Block 2 Floor 3, Harcourt Centre, Harcourt Street, Dublin 2, Ireland		n/a
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: +353 1 903 8920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12 (b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Ordinary Shares, par value $0.01 per share	ITRM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on July 15, 2020, Iterum Therapeutics plc (the “Company”) received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the last 30 consecutive business days, the market value of its listed securities was less than the minimum $50,000,000 requirement for inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company was provided an initial period of 180 calendar days, or until January 11, 2021, to regain compliance with the MVLS Rule.

On December 18, 2020, the Company received a letter from Nasdaq approving the Company’s request to transfer  the listing of the Company’s ordinary shares from The Nasdaq Global Market to The Nasdaq Capital Market.  This transfer is expected to be effective at the opening of business on December 23, 2020. The Company’s ordinary shares will continue to trade under the symbol “ITRM.” The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as The Nasdaq Global Market and listed companies must meet specified financial requirements and comply with Nasdaq’s corporate governance requirements.  Nasdaq has indicated that in connection with this transfer, the Company has regained compliance with the MVLS Rule and the matter has now been closed.

In addition, as previously disclosed, the Company received letters from Nasdaq on September 24, 2020, notifying the Company that (i) it was not in compliance with Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Rule”) and, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), had an initial period of 180 calendar days, or until March 23, 2021, (the “Bid Price Compliance Date”) to regain compliance with the Bid Price Rule, and (ii) it was not in compliance with Nasdaq Listing Rule 5450(b)(2)(C) (the “MVPHS Rule”) and, in accordance with Nasdaq Listing Rule 5810(c)(3)(D), had an initial period of 180 calendar days, or until March 23, 2021, to regain compliance with the MVPHS Rule.  On December 14, 2020, the Company received written notice from Nasdaq indicating that the Company has regained compliance with the MVPHS Rule.  According to the notice, Nasdaq’s Staff determined that for 13 consecutive business days from November 24, 2020 to December 11, 2020, the Company’s market value of publicly held shares has been $15.0 million or greater. Nasdaq has indicated that the matter has now been closed.

The Company continues to have until the Bid Price Compliance Date to demonstrate compliance with the Bid Price Rule for continued listing.  If the Company does not regain compliance with the Bid Price Rule by the Bid Price Compliance Date, it may be eligible for an additional 180 calendar day compliance period. To qualify for the additional compliance period, the Company would need to meet the continued listing requirement for market value of publicly held shares and all other initial listing requirements for The Nasdaq Capital Market, with the exception of the Bid Price Rule and, no later than the Bid Price Compliance Date, provide written notice to Nasdaq of its intention to cure the deficiency during the additional compliance period by effecting a reverse share split if necessary, subject to the conditions set forth in Nasdaq Listing Rule 5810.  The Company intends to actively monitor the closing bid price of its listed ordinary shares and, as appropriate, will consider available options to resolve the deficiency and regain compliance with the Bid Price Rule.

In the event that the Company does not regain compliance with the Bid Price Rule within the applicable compliance period, the Company will receive written notification from Nasdaq that the Company’s shares are subject to delisting. At that time, the Company may appeal the relevant delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance that, if the Company does appeal the delisting determination by Nasdaq to the panel, that such appeal would be successful.

The Company issued the press release attached hereto as Exhibit 99.1 related to the events discussed above.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits

99.1Press release issued by Iterum Therapeutics plc, dated December 21, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Iterum Therapeutics plc

Dated: December 21, 2020
	By:	/s/ Corey N. Fishman
Corey N. Fishman
Chief Executive Officer